Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[  ]    Preliminary Proxy Statement
[X ]    Definitive Proxy Statement
[  ]    Definitive Additional Materials
[  ]    Soliciting Material Pursuant to Paragraph 240.14a-11(c) or Paragraph
        240.14a-12

        Continental Waste Industries, Inc.
        (Name of Registrant as Specified in Its Charter)

        Michael J. Drury
        (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X}     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3) or Item 22(a)(2) of Schedule 14A.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:


         2) Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


         4) Proposed maximum aggregate value of transaction:


         5) Total fee paid:


Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ]    Fee paid previously with preliminary materials.

[  ]    Check box if any part of the  fee is  offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or, the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         2) Form, Schedule or Registration Statement No.:

         3) Filing Party:

         4) Date Filed:

May 17, 1996


Dear Fellow Stockholder:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders on June 25, 1996, at 10:00 a.m. at the Radisson Hotel, 128 Frontage Road, Newark, New Jersey (next to Newark Airport).

The accompanying Notice of Annual Meeting and Proxy Statement describes the proposals to be considered at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy form in the return envelope.

Very truly yours,


Michael J. Drury
Senior Vice President
Chief Financial Officer

MJD:ec
Enclosures

                       CONTINENTAL WASTE INDUSTRIES, INC.





- - --------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
- - --------------------------------------------------------------------------------





The Annual Meeting of Stockholders of Continental Waste Industries, Inc. (the "Company") will be held on June 25, 1996, at 10:00 a.m., at the Radisson Hotel, 128 Frontage Road, Newark, NJ for the following purposes:

     1. To elect five directors to the Board of Directors until the 1997 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

     2. To ratify the selection of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending December 31, 1996;

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on May 10, 1996 will be entitled to notice of and to vote at the meeting and any adjournments thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for ten days prior to the meeting at the offices of the Company, 67 Walnut Ave., Suite 103, Clark, New Jersey 07066.

     Whether or not you expect to attend the meeting, it is important that your shares be represented, regardless of the number of shares you hold. Accordingly, you are encouraged to sign, date and return the enclosed proxy card in the reply envelope provided as soon as possible.

                                  By Order of the Board of Directors,



                                  Michael J. Drury
                                  Senior Vice President and
                                  Chief Financial Officer



May 17, 1996

                       CONTINENTAL WASTE INDUSTRIES, INC.



- - --------------------------------------------------------------------------------
                                 PROXY STATEMENT
- - --------------------------------------------------------------------------------



     This proxy statement, which is first being mailed to stockholders on or about May 17, 1996, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Continental Waste Industries, Inc. (the "Company"), 67 Walnut Ave., Suite 103, Clark, New Jersey 07066, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on June 25, 1996, and for all adjournments thereof (the "Annual Meeting"), at the Radisson Hotel, 128 Frontage Road, Newark, New Jersey.

     On December 28, 1995, the Company effected a five-for-three stock split of its outstanding shares of common stock. All share information contained in this Proxy Statement has been restated for all periods to reflect this split.

     Only stockholders of record at the close of business on May 10, 1996, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. As of the record date, 14,207,197 shares of the Company's Common Stock, par value $.0006 per share (the "Shares") were outstanding and entitled to vote at the Annual Meeting. Each of the Shares is entitled to one vote.

     Stockholders are encouraged to specify the way they wish to vote their shares by marking the appropriate boxes on the enclosed proxy. Shares represented by proxies that are properly executed and returned will be voted as specified on the proxy. If no choice is specified, the shares will be voted FOR Proposals 1 and 2 described in this Proxy Statement. A stockholder may revoke a proxy at any time before it is actually voted by delivering written notice of revocation to the Secretary of the Company, by submitting a properly executed proxy bearing a later date, or by attending the meeting and voting in person. The presence of a majority of the outstanding Shares, represented in person or by proxy at the meeting, will constitute a quorum. The five nominees receiving a majority vote will be elected as directors of the Company. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of a majority of the Shares represented in person or by proxy at the meeting and entitled to vote will be required to adopt proposal number two. With respect to this proposal, an abstention will have the same effect as a negative vote but, because Shares held by brokers will not be considered entitled to vote on this proposal if they withhold authority, a broker non-vote will have no effect on the vote.

     The Board of Directors does not intend to present any matters for a vote at the meeting except the proposals described in this Proxy Statement. The persons named in the proxy will, however, have discretionary voting authority regarding any other business that may properly come before the meeting.

     The expense of preparing, printing and mailing this Proxy Statement and the related proxy solicitation material will be paid by the Company. Proxies are being solicited principally by mail; but proxies may also be solicited personally, by telephone and similar means by directors, officers and regular employees of the Company without additional compensation. The Company will reimburse brokerage firms and others for their expenses in forwarding proxy solicitation materials and a copy of the 1995 Annual Report to Stockholders to the beneficial owners of Shares.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     At the coming Annual Meeting, a board of five Directors will be elected to hold office until the next annual meeting of stockholders and until their respective successors shall be duly elected and qualified. All of the nominees standing for reelection to the Board of Directors at the Annual Meeting have agreed to serve if elected. As noted above, proxies will be voted, unless authority is withheld, FOR the election as directors of the five nominees listed below. If any nominee should become unavailable for election, proxies will be voted, unless authority is withheld, for an alternate or alternates, if any, designated by the Board. The Board has no reason to believe that any nominee will become unavailable for election.

     The name, age, and principal occupation of each nominee, the nominee's length of service as a director of the Company, the names of the other public companies of which the nominee is a director and certain other biographical information for at least the last five years are set forth below. See "Security Ownership of Certain Beneficial Owners and Management" for information regarding the ownership of Shares by these individuals.

     The Board of Directors recommends a vote FOR the election as directors of all nominees in (Proposal No. 1)

     Thomas A. Volini, 50

     Chairman of the Board and Chief Operating Officer since May 1992. From October 1990 until May 1992, he served as an officer and director of FLL, Inc. (known as Forest Lawn Landfill), now a subsidiary of the Company. From 1987 to 1990, he was an officer and director of Metropolitan Waste Systems, Inc., a solid waste management company. From 1985 to 1987, Mr. Volini served as president of E & E Hauling, Inc. and American Environmental Construction Company. From 1980 to 1985, he served as vice president of numerous subsidiaries of Waste Management of North America with responsibilities ranging from supervising engineering, permitting and regulatory compliance for company facilities to legislative affairs in seven states. Prior to 1980, he operated his own construction and real estate development firm. He has also held various senior planning positions with two city departments and in the Administrative Office of the Mayor of the City of Chicago. Mr. Volini received a bachelors degree from the University of Notre Dame and a Juris Doctor from Loyola University of Chicago.

     Carlos E. Aguero, 43

     President, Chief Executive Officer and a Director of the Company since its founding in 1988. From 1983 to 1988, he was employed first as a manager and then as a partner with Gralnick, Strauss, D'Angerio, Certified Public Accountants, working exclusively in its waste industry services practice. From 1985 to 1990, concurrent with other responsibilities, he served as comptroller for the Pennsauken (New Jersey) Solid Waste Management Authority. From 1977 to 1981, and for a short period in 1983, he worked for Coopers & Lybrand, leaving the company as audit supervisor. Mr. Aguero received a bachelors degree in Accounting and International Business from Upsala College and is a Certified Public Accountant.

     Bret R. Maxwell, 37

     Director of the Company since 1990. Mr. Maxwell has been employed since 1982 by, and is currently a managing director of, First Analysis Corporation. First Analysis Corporation, the corporate parent of First Analysis Securities Corporation, one of the Initial Purchasers, is an affiliate of The Productivity Fund Limited Partnership, The Environmental Venture Fund Limited Partnership, Apex Investment Fund, L.P., (referred to collectively as the "Venture Investors"). Mr. Maxwell received a bachelors degree in Industrial Engineering and a masters of management from Northwestern University.

     Donald H. Haider, 54

     Director of the Company since November 1993. Mr. Haider is currently a Professor of Public Management at the J.L. Kellogg Graduate School of Management of Northwestern University where he has taught since 1973. He is the author of numerous books and scholarly articles, a former Deputy Assistant Secretary of the U.S. Treasury Department, a former budget director and chief financial officer for the City of Chicago, and a former assistant to the director of the U.S. Office of Management and Budget. Mr. Haider received a bachelors degree from Stanford University and a masters degree and a Ph.D in Political Science from Columbia University. He is also a member of the board of directors of LaSalle National Bank, the Company's principal lender.

         Richard J. Carlson, 52

     Director of the Company since November 1993. Mr. Carlson has served as president of Carlson Environmental, Inc., an environmental consulting and engineering firm, since May 1988. From 1981 to 1988, he was director of the Illinois Environmental Protection Agency. From 1977 to 1981, he served as assistant to Illinois Governor James R. Thompson for energy, environmental and other natural resource issues. From 1974 to 1977, he served as director of research of the Council of State Governments. Mr. Carlson received a bachelors and masters degree in communications and a Ph.D in Public Administration, all from the University of Illinois.

Corporate Governance

     The Company is a corporation created and chartered under the laws of Delaware. It is governed by a Board of Directors and its Committees. As permitted under Delaware law and the Certificate of Incorporation and By-laws of the Company, the Board of Directors has established and delegated certain authority and responsibility to two committees: the Audit Committee and the Executive Compensation/Stock Option Committee. The Board annually reviews the membership of and the authority and responsibility delegated to each Committee during the meeting of Directors immediately following the Annual Meeting of Stockholders.

     The current members of the Audit Committee are Messrs. Maxwell, Haider and Carlson. The current principal responsibilities of the Committee are to review the Company's financial statements contained in filings with the Commission, matters relating to the examination of the Company by its independent auditors, accounting procedures and controls, and the use and security of the Company's liquid assets, and to recommend the appointment of independent accountants to the Board for its consideration and approval subject to ratification by the stockholders. The Audit Committee held one meeting during the Company's fiscal year ended December 31, 1995.

     The current members of the Executive Compensation/Stock Option Committee are Messrs. Maxwell, Haider and Carlson. The current principal responsibilities of the Committee are to make recommendations with respect to executive officer and senior management compensation and incentive compensation programs and, subject to limitations, to administer the Company's stock option plans. The Executive Compensation/Stock Option Committee held one meeting during the fiscal year ended December 31, 1995.

     During the fiscal year ended December 31, 1995, the Board of Directors held five meetings. All nominees attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of which they were members held during their tenure.

     The compensation of directors is fixed by the Board of Directors. Directors who are not employees of the Company will receive an annual retainer fee of $10,000, which may be taken either in stock options or in cash. Non-employee directors will also receive $750 for attending each meeting of the Board of Directors and for attending each committee meeting. Directors are reimbursed for travel and other expenses incurred in the performance of their duties. Non employee Directors are eligible for the Continental Waste Industries, Inc. 1995 Stock Option Plan For Outside Directors (the "Outside Directors Plan"). This plan received stockholder approval on December 28, 1995 and each Non-employee Director received an initial option grant to purchase 8,334 Shares at fair market value. The Outside Directors Plan also provides for an option grant to purchase 8,334 Shares at fair market value to each newly elected Non-employee Director. Annually each Non-employee Director will receive an option grant for the purchase of 8,334 shares at fair market value.



                                  Cash Compensation         Security Grants
                             --------------------------  -----------------------
                                              Consulting             Number of
                              Annual            Fees/               Securities
                             Retainer  Meeting  Other    Number of   Underlying
                               Fees     Fees     Fees     Shares   Options/SAR's
                               ($)      ($)      ($)       (#)         (#)
                             --------  -------  -----    --------- -------------


Year ended December 31, 1995:
Bret R. Maxwell                 -     $3,750       -        0           8,334
Donald H. Haider                -     $5,250       -        0           8,334
Richard J. Carlson          $10,000   $5,250       -        0           8,334





                                 PROPOSAL NO. 2

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Company's financial statements, including those for the fiscal year ended December 31, 1995, are included in the Annual Report furnished to all Stockholders. The year-end statements have been audited by the independent firm of Arthur Andersen LLP which has served as the Company's independent auditor since the fiscal year ended December 31, 1992. The total fees to Arthur Andersen LLP in connection with the 1995 audit was approximately $165,000. The Board believes that Arthur Andersen LLP is knowledgeable about the Company's operations and accounting practices and is well qualified to act in the capacity of independent auditor. Therefore, the Board has selected Arthur Andersen LLP to examine the Company's financial statements for the fiscal year ended December 31, 1996. Although the selection of an auditor does not require a Stockholder vote, the Board believes it is desirable to obtain the concurrence of the Stockholders to this selection. Due to the difficulty and expense involved in retaining another independent firm on short notice, the Board does not contemplate appointing another firm to act as the Company's independent auditor for fiscal year 1996 if the Stockholders do not concur in the appointment of Arthur Andersen LLP. Instead, if the Stockholders do not concur in the appointment of Arthur Andersen LLP for 1996, the Board will consider the vote as advice in making their selection of an independent auditor for the following year.

The Board of Directors recommends a vote FOR the ratification of Arthur Andersen LLP as independent accountants of the Company for the indicated period (Proposal No.2).

                        EXECUTIVE OFFICERS OF REGISTRANT



     Executive Officers of the Company are elected by the Board of Directors to hold office until their successors have been chosen and qualified or until earlier resignation or removal.

     Set forth below are the names, positions and ages as of the date hereof of the Company's current executive officers (Messrs. Volini, the Chief Operating Officer and Chairman of the Board and Aguero, the President, Chief Executive Officer and Director, have been previously described in "Proposal No. 1 Election of Directors").

     Michael J. Drury, 39

     Senior Vice President and Chief Financial Officer of the Company since its founding in 1988. From 1983 to 1988, Mr. Drury was employed with Gralnick, Strauss, D'Angerio, including service within its waste industry services practice. Mr. Drury received a bachelors degree in Accounting from Seton Hall University.

     Jeffrey E. Levine, 46

     Senior Vice President, General Counsel and Secretary since January 1995. From 1992 through December 1994, Mr. Levine was primary outside acquisitions counsel to United Waste Systems, Inc., ("United") a public waste management company, for which he had responsibility for negotiating, coordinating and documenting most of United's mergers and acquisitions. During this three-year period, he also had responsibilities for environmental law compliance related to acquisitions, and for contracts and general corporate matters for United. From 1987 through January 1992, he served as U.S. general counsel to Financial Resource International, Ltd. (Hong Kong), a merchant banking company, where he directed all U.S.- based mergers and acquisitions, corporate finance, securities and merchant banking matters. Mr. Levine received his bachelors degree from the State University of New York at Albany and a Juris Doctor from Buffalo Law School.

     Allen R. Brodbeck, 45

     Senior Vice President of Landfill Operations since December 1994. From May 1992 through 1994, Mr. Brodbeck was responsible for landfill construction and operation for all of the Company's landfill sites. From 1984 until joining Forest Lawn Landfill in 1990 as Site Manager, Mr. Brodbeck worked with Metropolitan Waste Systems, Inc. and owned a construction company specializing in earthmoving, hazardous waste site remediation, sanitary sewer, storm sewer and water line installation. From 1976 to 1984, Mr. Brodbeck was employed by Walsh Construction Company in a supervisory capacity during the construction of a nuclear power plant.

Executive Compensation

The following table sets forth information with respect to the compensation of all of the most highly compensated executive officers of the Company for services in all capacities to the Company for fiscal years 1995, 1994 and 1993.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                                                                 Long-term
                                                                Compensation
                                                                   Awards
                                                               ----------------

                                                                  Securities
                                                     Annual       Underlying
                Name and Current                  Compensation  Options/Warrants
               Principal Position           Year    Salary ($)         (#)
- - -------------------------------------      ------ ------------- ----------------

Thomas A. Volini, Chairman and Chief        1995       213,500              0
Operating Officer                           1994       204,832          7,673
                                            1993       213,054        267,522
Carlos E. Aguero, President, Chief
Executive Officer and Director              1995       200,000              0
                                            1994       230,000         28,773
                                            1993       168,231              0
Michael J. Drury, Senior Vice President     1995       127,500              0
and Chief Financial Officer                 1994       127,000         20,834
                                            1993        88,788         44,587
Allen R. Brodbeck, Senior Vice President    1995       103,977              0
of Landfill Operations                      1994       101,922          8,334
                                            1993          None (a)        -  (a)
Jeffrey E. Levine, Senior Vice President,
General Counsel and Secretary               1995       137,308 (b)     25,000(b)
                                            1994          None (b)         - (b)
                                            1993          None (b)         - (b)



         (a)  Became an officer of the Company in December, 1994.
         (b)  Joined the Company in January 1995.


Employment Agreements

The Company has entered into employment agreements with each of the named executive officers. These agreements contain generally the same terms and provide for a base salary and a bonus opportunity based on individual and Company performance given solely at the discretion of the Board of Directors.

Employment under the employment agreements with executive officers of the Company may be terminated by either the Company or the respective executive officer at any time. In the event the executive officer voluntarily resigns or is terminated for cause, compensation under the employment agreements will end. In the event an agreement is terminated directly by the Company without cause, the terminated employee will receive severance compensation equal to the respective employee's base salary until the end of his employment contract. The employment agreements of Messrs. Volini, Aguero and Drury expire in September, 1998, Mr. Levine's expires in January, 1998 and Mr. Brodbeck's expires in April 1999.

Option Grants

The following  table shows all grants in 1995 of stock  options/warrants  to the
executive   officers  named  in  the  Summary   Compensation   Table.  No  stock
appreciation rights were granted in 1995.




                    OPTION/WARRANT GRANTS IN LAST FISCAL YEAR

                                                                                Potential
                                                                             Realizable Value
                                                                             at Assumed Annual
                                                                                Rates of
                    Number of      Percent of Total                            Stock Price
                    Securities     Options/Warrants                           Appreciation for
                    Underlying       Granted to     Exercise or                 Option Term
                  Options/Warrants    Employees      Base Price  Expiration   -----------------
      Name          Granted          in 1995        ($/share)(a)   Date
- - ----------------- ---------------  --------------- ------------ -----------     5%       10%

Jeffrey E. Levine     25,000           100%           $5.70       1/4/00     $39,370   $86,998


(a) Represents the fair market value of a share of Common Stock on the effective date of grant.



Option/Warrant Exercises and Fiscal Year-End Values

The following table provides information as to the unexercised options/warrants to purchase the Company's Common Stock granted in 1995 and prior years to the named executive officers and the value of options/warrants held by them at year-end.




                      FISCAL YEAR-END OPTION/WARRANT VALUES


                                                                      Value of Unexercised
                                          Number of Unexercised           In-the-Money
                     Shares               Options/Warrants at          Options/Warrants at
                    Acquired     Value      Fiscal Year-End            Fiscal Year-End (a)
                   on Exercise  Realized  ---------------------      -----------------------
      Name            (#)         ($)
- - ----------------- ------------  --------
                                         Exercisable Unexercisable  Exercisable Unexercisable

Thomas A. Volini      0           0       272,957      2,238        $2,528,947   $ 20,735
Carlos E. Aguero      0           0        20,381      8,392        $  188,829   $ 77,753
Michael J. Drury    13,503     133,683     52,385      8,449        $  498,494   $ 57,598
Allen R. Brodbeck     0           0        12,667      4,584        $  117,058   $ 29,533
Jeffrey E. Levine     0           0         6,250     18,750        $   37,031   $111,094


(a) Based on the fair market value of the Company's Common Stock on that date ($11.625).

                        COMPLIANCE WITH THE EXCHANGE ACT


     The Company's executive officers and directors are required under the Exchange Act to file reports of ownership of Common Stock of the Company with the Securities and Exchange Commission and the NASDAQ National Market System. Copies of those reports must also be furnished to the Company. Based solely as a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with.

Executive Compensation/Stock Option Committee Report on Executive Compensation

Components of Executive Compensation.

The three components of executive compensation are:
(1)  base  salary,   (2)  annual   incentive   (bonus)  awards  and  (3)  equity
participation.

Base Salary.

Base salary is determined based on competitive factors and individual and Company performance.

Annual Incentive (Bonus) Awards.

Incentive awards are given solely at the discretion of the Board of Directors based on individual and Company performance.

Equity Participation.

     Equity participation is in the form of annual stock option grants with exercise prices equal to fair market value of a share of Common Stock at the effective date of grant. The amount of stock options granted is based upon level of responsibility, time in current position, tenure with the Company, history of past participation and individual performance. An employee stock option plan was adopted in June 1995 though no options were granted during the year ended December 31, 1995.

Chief Executive Officer Compensation

Mr. Aguero played a significant role in the development and implementation of the Company's strategic plan. In determining Mr. Aguero's base salary and annual bonus, the Board of Directors considered the Company's overall performance and Mr. Aguero's individual performance. The Board of Directors also considered the compensation received by chief executive officers of other waste companies of similar size.

Mr. Aguero's base salary as of December 31, 1995 was $200,000.

Conclusion:

The Board of Directors believes the executive compensation policies and programs serve the interest of the stockholders and the Company. The Board of Directors also believes the base salary amounts, bonus awards and equity participation grants to executive officers have been linked to and are commensurate with Company performance and individual efforts in achieving the strategic goals of the Company.

Stockholder Return Peformance Presentation

     Set forth below is a line graph comparing the total returns (assuming reinvestment of dividends) of teh Company's Shares, the Standard & Poors 500 Index and the Standard and Poors Pollution Control Index. The graph assumes $100 invested on January 14, 1994 in the Company's Shares and each of the indices.



                Comparison of Two Year-Cumulative Total Returns
                             Performance Graph for
                       Continental Waste Industries, Inc.



                                     GRAPH



                                     Legend

Index Description                          14-Jan-94     Dec-94     Dec-95

Continental Waste Industries, Inc.            100        123.46     242.24
Standard & Poors 500 Index                    100         99.37     136.71
Standard & Poors Pollution Control Index      100         99.32     106.47

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Shares, including Shares which may be purchased within 60 days of April 3, 1996 upon the exercise of outstanding stock options by beneficial owners of more than 5%.



                                                        Percentage of
       Name and Address of          Number of             Common
         Beneficial Owner          Shares Owned       Stock Outstanding
- - --------------------------------  ---------------    ----------------------

Bret R. Maxwell
C/O Venture Investors
First Analysis Corporation
The Sears Tower
Suite 9600
233 S. Wacker Drive
Chicago, IL  60606                  1,433,706 (a)        10.1%

Thomas A. Volini
67 Walnut Ave., Suite 103
Clark, NJ  07066                    1,208,890 (b)         8.3%
Carlos E. Aguero
67 Walnut Ave., Suite 103
Clark, NJ  07066                    1,299,251 (c)         9.1%
The Capital Group Companies, Inc.,
Capital Research and Management
Company
and SMALLCAP World Fund, Inc.
C/O The Capital Group Companies,
Inc.
333 South Hope Street                 833,330             5.9%
Los Angeles, CA  90071



(a)  Includes currently exercisable options for the purchase of 25,001 Shares.

(b) Includes currently exercisable options and warrants to purchase 267,522 and 17,870 Shares, respectively.

(c)  Includes currently exercisable warrants to purchase 67,008 Shares.

The following table sets forth for each nominee for Director, and each of the persons named in the executive compensation table, his name and the number of shares and percentage of Shares of the Company which he reported were beneficially owned by (or due to) him as of April 3, 1996, including the number of Shares he has the right to purchase during the 60 days thereafter (through June 1, 1996) upon the exercise of existing stock options and warrants.



                                          Common Stock
                                          Beneficially     Percentage of
                                         Owned Directly    Common Stock
                                         or Indirectly     Outstanding
                                         --------------    -------------

Thomas A. Volini                         1,208,890 (a)       8.1%
Carlos E. Aguero                         1,299,251 (b)       9.1%
Bret R. Maxwell, C/O Venture Investors   1,408,705 (c)      10.1%
Bret R. Maxwell                             25,001 (d)          *
Donald H. Haider                            25,001 (d)          *
Richard J. Carlson                          25,001 (d)          *
Michael J. Drury                           133,382 (e)          *
Jeffrey E. Levine                           15,278 (f)          *
Allen R. Brodbeck                           19,652 (g)          *
Directors and executive
  officers as a group (8 persons)        4,160,161 (h)      28.3%


(a) Includes currently exercisable options and warrants to purchase 267,522 and 17,870 Shares, respectively.

(b)  Includes currently exercisable warrants to purchase 67,008 Shares.

(c)  Includes the Shares owned by the Venture Investors.

(d)  Includes currently exercisable options for the purchase of 25,001 Shares.

(e)  Includes currently exercisable options for the purchase of 58,519 Shares.

(f)  Includes currently exercisable options for the purchase of 15,278 Shares.

(g)  Includes currently exercisable options for the purchase of 15,306 Shares.

(h) Includes currently exercisable options and warrants to purchase 431,628 and 84,878 Shares, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until April 1995, the Company leased its collection and hauling business property located in Union City, Tennessee. This property was leased on a month-to-month basis at $3,100 per month from Obion Realty, Inc., a corporation owned 53.5% by Mr. Aguero and 5.5% by Mr. Drury. The Company subsequently purchased this property for $450,000 in April 1995.

     In December 1993, Mr. Aguero loaned $100,000 to the Company. This debt was evidenced by a promissory note bearing interest at the rate of 7% per annum and was due on demand. During 1994, the Company paid off $25,000 of this indebtedness and Mr. Aguero and the Company agreed to convert the remaining amounts into warrants exercisable for five years to purchase 44,327 Shares at $2.36 per share. These warrants were issued pursuant to exemptions from registration under the federal securities laws. At the time these warrants were issued, the most recent private sale of Shares had occurred at $4.05 per share.

     On June 30, 1994 and September 2, 1994, Mr. Aguero and Mr. Volini pledged all of their Shares as collateral for term notes aggregating $2.0 million and $2.8 million and owed by the Company to LNB. These notes were retired with proceeds drawn from the Credit Facility and the shares were released from the pledge on March 28, 1995.

     Environmental Venture Fund Limited Partnership, Apex Investment Fund, L.P., The Productivity Fund Limited Partnership, Mr. Aguero, Mr. Volini (collectively with the Venture Investors referred to as the "Agreeing Stockholders"), the Company and Mr. Maxwell entered into an agreement (the "Stockholders'
Agreement") dated as of May 10, 1994. The Stockholders' Agreement contains a voting agreement under which the parties thereto have agreed to take all actions necessary to maintain Messrs. Aguero, Volini, Carlson, Haider and the designee of the Venture Investors (currently Mr. Maxwell) as members of the Company's board of directors. The Stockholders' Agreement grants the Agreeing Stockholders rights of first refusal to Shares offered by other Agreeing Stockholders, under certain circumstances. In addition, upon the death of either Messrs. Aguero or Volini, the Company is granted the right to purchase the Shares held by the decedent party's estate or legal representative, at a price equal to the average closing price as quoted on the Nasdaq National Market for the 15 trading days ending one week prior to the date of repurchase (the "Repurchase Price"). Further, upon the death of either Messrs. Aguero or Volini, the decedent party's estate or legal representative has the right to cause the Company to purchase the decedent party's Shares at a price equal to the quotient obtained by dividing proceeds of any life insurance policy on the decedent by the Repurchase Price. The Company is the beneficiary of certain key man insurance on the life of Mr. Aguero, the proceeds of which would be used to fund any repurchase obligations with respect to Shares owned by Mr. Aguero. Finally, the Stockholders' Agreement grants the Venture Investors an unlimited number of demand registration rights covering all of the Shares owned by the Venture Investors.

     Mr. Maxwell is a managing director of First Analysis Corporation, an affiliate of the Venture Investors and the parent of First Analysis Securities Corporation. The Venture Investors invested $2.4 million in preferred shares in a predecessor to the Company. These preferred shares were exchanged for preferred shares of another predecessor to the Company, which were, in turn, exchanged for 118,950 of the Company's Series B preferred shares in September 1993. The Company redeemed all outstanding shares of Series B preferred shares, including payment for all accrued but unpaid dividends, for approximately $3.1 million in November 1994. The Venture Investors had previously agreed to the suspension of dividends on Series A and Series B preferred shares in April 1993. All issuances of securities set forth in this paragraph were made pursuant to transactions exempt from registration under the federal securities laws.

     In November 1994, the Venture Investors converted the 425,200 Series A preferred shares held by them on a 1-for-1 basis into Shares, plus warrants to purchase 42,656 Shares. Each warrant has a $5.70 per share exercise price and expires on November 4, 1999.

     The Company has purchased materials totaling approximately $1.8 million in 1995 and $391,000 in 1994 from Mid-America Lining Co. Mr. Brodbeck owns 25% of the outstanding equity.




                             ADDITIONAL INFORMATION

                              STOCKHOLDER PROPOSALS

Any holder of Common Stock who wishes to present a proposal for inclusion in the Company's proxy statement for the next annual meeting of shareholders must comply with the rules and regulations of the Securities Exchange Commission then in effect. Such proposal must be received by the General Counsel of the Company at 67 Walnut Avenue, Suite 103, Clark, New Jersey 07066 no later than December 31, 1996 in order to be considered for inclusion in the Company's proxy statement for the annual meeting held for 1997.



                                  OTHER MATTERS

As of the date of this Proxy Statement, no other business other than that discussed above is to be acted upon at the annual meeting. If other matters not known to the Board of Directors should, however, properly come before the annual meeting, the persons appointed by the signed proxy intend to vote it in accordance with their best judgment.


                                    By the order of the Board of Directors



                                    Thomas A. Volini
                                    Chairman of the Board and
                                    Chief Operating Officer



                          ANNUAL REPORT OF FORM 10-KSB

A copy of the Company's annual report on Form 10-KSB for 1995, as filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon receipt of a written request to: Investor Relations, Continental Waste Industries, Inc., 67 Walnut Avenue, Suite 103, Clark, New Jersey 07066.



May 17, 1996

                                   PROXY CARD

                       CONTINENTAL WASTE INDUSTRIES, INC.

                  ANNUAL MEETING OF STOCKHOLDERS JUNE 25, 1996

             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned, a holder of shares of common stock, par value $0.0006 per share, of Continental Waste Industries, Inc. (the "Company") acting with respect to all shares of stock held of record by the undersigned as of the close of business on May 10, 1996 to which the undersigned is entitled to vote, hereby constitutes and appoints Michael J. Drury and Jeffrey E. Levine, and each of them, as such holder's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the 1996 Annual Meeting of Stockholders of the Company, and at any adjournments or postponements thereof, to vote such stock on all matters coming before the meeting as set forth below.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be for proposals 1 and 2. Please mark this Proxy Card, fill in the date and sign on the reverse side and return promptly in the accompanying envelope.

                       CONTINENTAL WASTE INDUSTRIES, INC.

                                   PROXY CARD


PROPOSAL NO. 1.

The Board of Directors recommends a vote FOR the election as directors the following:


Nominees:

                               Thomas A. Volini
                               Carlos E. Aguero
                               Bret R. Maxwell
                               Donald H. Haider
                               Richard J. Carlson


       For ____             Against ____             Abstain ____




PROPOSAL NO. 2.

The Board of Directors recommends a vote FOR the ratification of Arthur Andersen LLP as independent accountants of the Company for 1996.



       For ____              Against ____            Abstain ____





- - --------------------------       -------------------------/---------------------
Date                             Signature                     Title

                                 -------------------------/---------------------
                                 Signature if held jointly     Title



     NOTE: Please sign exactly as name appears at left.  When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.